EXHIBIT 32.1

WRITTEN STATEMENT OF CHIEF EXECUTIVE OFFICER AND
CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 906 OF THE
SARBANES — OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Chief Financial Officer of Empire American Realty Trust, Inc. (“the Company”), each hereby certifies that to his/her knowledge, on the date hereof:

(a)
the Form 10-Q of the Company for the quarterly period ended June 30, 2010 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section l3(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 11, 2010	By:	/s/ Ezra Beyman
Ezra Beyman
President and Chief Executive Officer
(Principal Executive Officer)

Date: August 11, 2010	By:	/s/ David Teiler
David Teiler
Chief Financial Officer
(Principal Financial Officer)